UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 19, 2006
(Date of earliest event reported)

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51802	16-1736884
(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue	10018
New York, NY	(Zip Code)
(Address of Principal Executive Offices)

(212) 277-4100
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2006,  MHG Scottsdale Holdings LLC (“MHG Scottsdale”), a Delaware limited liability company and a wholly-owned subsidiary of Mondrian Scottsdale Mezz Holding Company LLC (“Mezz Holding”), a Delaware limited liability company and a wholly-owned subsidiary of Morgans Group LLC (“Morgans Group”), entered into a mortgage loan agreement (the “Mortgage Loan Agreement”) pursuant to which Greenwich Capital Financial Products, Inc. (“Greenwich”) agreed to provide MHG Scottsdale with up to $22 million of senior mortgage financing (the “Mortgage Financing”), secured by the Mondrian Scottsdale hotel which is located in Scottsdale, Arizona (the “Property”). Also on May 19, 2006, Mezz Holding entered into a mezzanine loan agreement (the “Mezzanine Loan Agreement” and, together with the Mortgage Loan Agreement, the “Loan Agreements”) pursuant to which Greenwich agreed to provide Mezz Holding with up to $18 million of mezzanine financing (together with the Mortgage Financing, the “Financing”), secured by Mezz Holding’s interest in MHG Scottsdale. Both facilities bear interest at a fixed rate equal to a percentage over the London Interbank Borrowing Rate (“LIBOR”) of 2.30%. We have currently drawn down $35 million of the funds available as a result of the Financing, consisting of all $22 million of senior mortgage financing and $13 million of the mezzanine financing (the “Initial Advance”). The proceeds of the Financing will be used for general corporate purposes. The remaining $5 million is available for renovations of the Property.

The Loan Agreements contain various customary covenants and other requirements. In connection with the Financing, we were required to enter into interest rate protection agreements that have the effect of capping LIBOR at 6% per annum.  The facilities under the Loan Agreements mature on June 1, 2008, however, the Loan Agreements each provide for three one-year extensions of this maturity date. We are required to make monthly payments of interest only for the term of the Loan Agreements. The availability of the additional advances under the Mezzanine Loan Agreement also depends on the satisfaction of various customary conditions. The Loan Agreements contain customary events of default.

The Financing is non-recourse other than for certain customary exclusions. Morgans Group provided a guarantee with respect to the exclusions from the non-recourse provisions of the Financing.

Under the terms of the Financing, we have paid to Greenwich a 1.0% origination fee on the Initial Advance and to reimburse Greenwich for all reasonable out-of-pocket expenses incurred by Greenwich in connection with the Financing. These fees and expenses amount to approximately $520,000 for the current year. In addition, MHG Scottsdale and Mezz Holding have each agreed to indemnify Greenwich and its affiliates against certain liabilities and expenses incurred by them in connection with the Financing and certain related matters.

Edwin L. Knetzger, III is a director of our Company and is the current Vice Chairman of Greenwich Capital Markets, Inc., an affiliate of Greenwich.

Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibit 10.1: Loan Agreement, dated as of May 19, 2006, between MHG Scottsdale Holdings LLC and Greenwich Capital Financial Products, Inc.
Exhibit 10.2: Mezzanine Loan Agreement, dated as of May 19, 2006, between Mondrian Scottsdale Mezz Holding Company LLC and Greenwich Capital Financial Products, Inc.

Exhibit No.	Exhibit Description
10.1	Loan Agreement, dated as of May 19, 2006, between MHG Scottsdale Holdings LLC and Greenwich Capital Financial Products, Inc.

10.2	Mezzanine Loan Agreement, dated as of May 19, 2006, between Mondrian Scottsdale Mezz Holding Company LLC and Greenwich Capital Financial Products, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: May 25, 2006	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

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